Exhibit 1.1

May 28, 2004

Gerald C. Parker, Chairman
Cirilium Holdings, Inc.
625 N. Flagler Drive, Suite 509
West Palm Beach, FL 33401

Dear Mr. Parker:

Empire Financial Group, Inc. ("Empire Financial") would be pleased to act as financial advisor and lead managing underwriter for Cirilium Holdings, Inc. (the "Company") in connection with the proposed offering described below, subject to the terms and conditions of this letter agreement (this "Agreement").

      1. The Offering.

(a) During the Offering Engagement Period (as defined in Section 7, below), Empire Financial will be the financial advisor to the Company with respect to the proposed public offering (the "Offering") of convertible preferred equity securities (the "Securities") for the Company (the "Transaction"). The actual terms of the Offering will depend on the outcome of Empire Financial's due diligence investigation and market conditions at the time of the offering, but are expected to be similar to those reflected in this Agreement or otherwise acceptable to the Company. The definitive terms will be subject to negotiation between the Company and Empire Financial just prior to the commencement of the Offering. It is currently contemplated that the Company will offer approximately $8 million of Securities in the Offering.

(b) In undertaking its role as financial advisor, Empire Financial anticipates that its activities would include the following, as requested from time to time by the Company:

      i.    Reviewing the proposed Transaction;
      ii. Assisting the Company in the determination of appropriate structure of the Transaction;
      iii. Conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 2

            reasonable investigations as Empire Financial deems necessary and appropriate under the circumstances; and
      iv. Performing financial analysis of the Company and comparisons with other companies in its industry.

(c) Empire Financial intends to conduct the Offering on a firm commitment basis, pursuant to an underwriting agreement to be executed, which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all satisfactory to Empire Financial, in its sole discretion. Empire Financial's execution of an underwriting agreement will be subject to the approval of the terms and provisions of the underwriting agreement, in its sole discretion, and review and approval of a number of other factors, including, but not limited to the following:

      i. there being no material adverse change in the condition or operations of the Company;
      ii. satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the Securities is reasonable given such disclosures;
      iii. the then current financial position, earnings performance and prospects of the Company;
      iv. receipt of a "comfort letter" from the Company's accountants containing no exceptions; and
      v. the condition of the credit and equity markets, particularly as they may relate to securities of VOIP companies.

(d) The Closing is expected to take place during the fourth quarter of 2004. This timing could, of course, be delayed if circumstances warrant.

(e) During the Offering Engagement Period, the Company will not offer for sale, agree to sell, sell or solicit any offers to buy or buy, any securities of the Company or instruments convertible into securities of the Company, to or from any person or persons, whether directly or indirectly, other than through Empire Financial.

      (f) From the date hereof until the Offering is terminated, abandoned or consummated, news or other media releases will be provided to Empire Financial, with ample time to comment thereon, prior to their being made public.

      (g) Prior to the Offering, the Company, its officers, directors and major shareholders will execute "lockup" agreements with Empire Financial agreeing that for a period of 180 days after the Offering they will not sell or hypothecate any securities of the Company without the written consent of Empire Financial.

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 3

      (h) Empire Financial shall have the right to purchase for a period of 45 days following the Offering, up to an additional 15% of the number of Securities offered to the public by the Company, at the Offering price less the underwriting discount and nonaccountable expense allowance, solely to cover over allotments ("Over-allotment Shares").

      2. Registration Statement.

(a) The Company will use its reasonable best efforts to promptly prepare and file a Registration Statement on Form S-l, SB-l or other applicable form (the "Registration Statement") under the Act covering the Securities and the Over-allotment Shares. The Registration Statement shall conform to the requirements of the Act and the Rules and Regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder. The Company will use its reasonable best efforts to file such amendments to the Registration Statement as are necessary in order for the Registration Statement to be declared effective by the SEC. In connection with the preparation of the Registration Statement and other matters pertaining to the Offering, the Company and its officers, accountants, and counsel shall furnish to Empire Financial and its counsel and consultants, if any, such information and documents as shall be reasonable requested. The Company will also endeavor in good faith, in cooperation with Empire Financial and its counsel, whenever requested by Empire Financial, to qualify the Securities and Overallotment Shares for offer and sale under the applicable securities laws of such jurisdictions as may Empire Financial reasonably designate, provided, however, that the Company shall not be required hereby to qualify to do business in any jurisdiction in which it is not otherwise engaged in business. Nothing in this paragraph 2(a) shall be interpreted as requiring the Company to proceed with the Offering if it determines in its sole and absolute discretion that the Offering is not in its best interests.

      (b)  The  Company  agrees  that if the  Offering  is  consummated,  Empire
Financial shall have a preferential right for a period of 12 months from the effective date of the Registration Statement to sell any securities of the Company pursuant to Rule 144 to be sold by any affiliate of the Company, in accordance with such affiliate's instructions, for the account of any of the Company's pre-public offering affiliates.

      (c) The financial statements included in the Registration Statement relating to the Offering shall be audited by a firm suitable to Empire Financial. Further, the Company shall not effect a change in its accounting firm for a period of three years from the effective date of the Registration Statement without the prior written consent of Empire Financial, except that no consent is required if the new firm is a "big four" firm.

      3. Other Advisory Services and Offerings.

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 4

(a) The Company also appoints Empire Financial to act in the following capacities in any of the following transactions entered into or contemplated by the Company (each, an "Other Transaction")

      i. Mergers and Acquisitions: Financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction.
      ii. Capital Raising: Sole managing underwriter or placement agent in connection with any public or private offering of equity or debt securities or other capital markets financing;
      iii. Warrant Exercise Programs: Agent in connection with the exercise of warrants or options in the Company; and
      iv. Self-Tenders: Dealer manager with respect to any self-tender offer by the Company.

(b) Empire Financial's appointment with respect to Other Transactions shall be for the Offering Engagement Period and, subject to the completion of the Offering during the Offering Engagement Period, for a further period of three years from the date of the Closing (the "Post-Offering Period").

      4. Fees and Expenses.

      (a) Concurrently with the consummation of the Offering (and at any closing of the overallotment option), the Company shall pay in cash to Empire Financial a fee (the "Fee") of ten percent of the gross proceeds (including gross proceeds from the exercise of the overallotment option, if any) and a non-accountable expense allowance equal to three percent of the gross proceeds (including gross proceeds from the exercise of the overallotment option, if any). The Fee is to be paid by means of a discount from the public offering price in the Offering or, at Empire Financial's option, as a cash fee at the closing of the Offering (the "Closing"). Empire Financial agrees that the Fee is contingent on the occurrence of the Closing.

(b) The Company shall issue and sell, at the Closing, to Empire Financial and/or its designees, five year warrants to purchase such number of shares of Securities as shall equal ten percent of the number of Securities (excluding the over-allotment option) being underwritten for the account of the Company at a price of $.0001 per warrant (the "Underwriter's Warrants"). The Underwriter's Warrants shall be exercisable at any time during a period of five years commencing at the beginning of the second year after their issuance and sale at a price equaling 120% of the initial public offering price of Securities. The Underwriter's Warrants shall contain certain customary terms, including without limitation, provisions for "cashless" exercise, change of control and anti-dilution provisions. The Company agrees that, for a period of six years from the Closing, if the Company intends to file a registration statement or

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 5

statements for the public sale of securities (other than a Form S-4, Form S-8, or comparable registration statement), it will notify all of the holders of the Underwriter's Warrants and/or underlying securities and if so requested it will include therein material to permit a public offering of the securities underlying said Underwriter's Warrants solely at the expense of the Company (excluding fees and expenses of the holders' counsel, filing fees and any underwriting or selling commissions). In addition, for a period of five years from the Closing, upon written demand of holder(s) representing a majority of the Underwriter's Warrants, the Company agrees, on one occasion, promptly to register the underlying securities solely at the expense of the Company
(excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). Additionally, for a period of five years from the Closing, upon written demand of any holders(s) the Company agrees, on two occasions promptly to register the underlying securities for purposes of a public offering, solely at the expense of such holders(s). The foregoing registration rights will be embodied in a registration rights agreement or in the warrant agreement to be entered into simultaneously with the consummation of the Offering.

      (c) In addition to the Fee payable to Empire Financial under this Agreement, the Company agrees to reimburse Empire Financial upon request for its out-of-pocket expenses incurred in connection with its services under this Agreement whether or not the Offering is consummated, including the fees and disbursements of Empire Financial's legal counsel (the "Expense Reimbursement"). Empire Financial's general out-of-pocket and legal expenses will be billed to the Company monthly and be payable as submitted. The Deposit described below will be credited against the Expense Reimbursement.

      (d) The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the SEC and the NASD; all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; printing and advertising costs (e.g., "tombstone" advertisements); six bound volumes of the completed Registration Statements for Empire Financial; and the road show costs and expenses of Empire Financial and Company personnel. It is agreed that Empire Financial's legal counsel will be Blue Sky counsel and the Blue Sky counsel fees and NASD approval fees shall be limited to $30,000, plus disbursements, payable as follows: the Company will pay (i) $20,000 of the fee upon the filing of the Registration Statement, and (ii) the balance of the fee at the Closing. Disbursements shall be paid promptly as incurred. Blue Sky counsel shall coordinate its efforts with the Company to assure that filings are not prepared prematurely. Blue Sky counsel fees may be increased in the event special work is required; provided, however, that the Company agrees in advance to such increased fee.

      (e) Empire Financial compensation in connection with any Other Transaction (other than the Offering) shall be determined by agreement between the Company and Empire Financial on the basis of compensation customarily paid to financial

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 6

advisors, underwriters or placement agents in similar transactions provide that, Empire Financial's compensation in connection with any Other Transaction described in (i) of section 3(a)(i) (mergers and acquisitions) shall be not less than two percent of the Total Consideration in such transaction (as defined in Appendix II, which is incorporated herein by this reference), and (ii) of section 3(a)(ii) (capital raising) shall be not less than seven percent for equity or securities convertible into equity and four percent for all other securities.

      (f) Upon acceptance of this Agreement, the Company will pay Empire Financial a non-refundable retainer in the amount of $25,000 to cover the Company's non-allocable expenses and costs, which will not be credited against any future fees.

      (g) The Company will pay Empire Financial an initial deposit (the "Deposit") in the amount of $25,000 upon completion of the initial filing of the registration statement with additional deposits of $25,000 upon completion of first amended filings of the registration statement, with the final amount owed paid upon completion of the offering or any overage refunded if and to the extent it exceeds the Expense Reimbursement, within two weeks following the end of the Offering Engagement Period.

      (h) Upon completion of the Offering, the Company and Empire Financial shall enter into a two year financial consulting and advisory agreement with a total fee of $100,000 which will provide that Empire Financial be paid annually, in advance.

      5. Information to be Supplied; Confidentiality.

      (a) In connection with Empire Financial's activities on behalf of the Company, the Company will furnish Empire Financial with all financial and other information regarding the Company that Empire Financial reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide Empire Financial with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company and customers and suppliers of the Company. The Company recognizes and agrees that Empire
Financial:

      i. will use and rely primarily on the information provided and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the information or such other information;
      ii. does not assume responsibility for the accuracy of the Information or such other information; and
      iii. will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.


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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 7

      (b) Nothing in this Agreement shall be construed to limit the ability of Empire Financial or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information. During the Offering Engagement Period and Post Offering Period, Empire Financial will not represent any potential acquirer in an acquisition of the Company.

      (c) The Company acknowledges that all advice (written or oral) given by Empire Financial to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board and committee meeting minutes, no advice (written or oral) of Empire Financial hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Empire Financial be made by the Company (or such persons), without the prior written consent of Empire Financial.

      (d) If the Company determines to offer its Securities through a private placement, the Company hereby authorizes Empire Financial to transmit to the prospective purchasers of the Securities, a Private Placement Memorandum with attached exhibits and such supplements as may from time to time be prepared by the Company (collectively the "Memorandum"). The Company represents and warrants that the Memorandum will:

      i.    be prepared by the management of the Company;
      ii. be reviewed and approved by the management and the Board of Directors of the Company; and
      iii. not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise Empire Financial immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 8

      6. Indemnification, Contribution and Limitation of Liability.

      The Company agrees to indemnify Empire Financial and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and agree to the other provisions of Appendix I, which is incorporated herein by this reference, regardless of whether the Offering is consummated.

      7. Term of Offering Engagement Period; Survival of Provisions.

      (a) The term of Empire Financial's engagement with respect to the Offering (the "Offering Engagement Period") shall continue until either Empire Financial or the Company provides at least 30 days prior written notice to the other party; provided, however, that such termination date shall in no event be earlier than one year from the date of execution of this Agreement.

      (b) This Agreement and the Appendices shall survive any termination of the Offering Engagement Period. With respect to the fees and expenses set forth in
Section 4, upon termination of the Offering Engagement Period, Empire Financial shall be entitled to collect all such fees and expenses accrued through the date of termination. In the event that the Company terminates the Offering Engagement Period, the Company acknowledges and agrees that Empire Financial will be entitled to compensation for its financial advisory services and its other efforts on behalf of the Company, which services and efforts have value to the Company independent of the Offering.

      (c) During the Offering Engagement Period, the Company will not solicit or negotiate with any other person to act as financial advisor, underwriter, or placement agent or to provide other investment banking services to the Company.

      (d) The Company acknowledges that the efforts of Empire Financial in performing the services described herein will be of substantial assistance to the Company in enabling it to access the capital markets. Therefore, if the Offering is not consummated during the Offering Engagement Period, for reasons other than the termination of the Offering Engagement Period by Empire Financial pursuant to Section 7(a), and the Company completes an offering of its securities in lieu of the Offering or any person introduced to the Company by Empire Financial during the Offering Engagement Period purchases securities from the Company or enters into any Other Transaction with the Company during the 24 month period following termination of the Offering Engagement Period, the Company shall pay Empire Financial, upon the closing of any such transaction, a cash fee in consideration of Empire Financial's efforts in lieu of the amount that would otherwise have been payable to Empire Financial had such transaction occurred during the Offering Engagement Period. In the case of a purchase of securities by a person introduced by Empire Financial, such cash fee will equal ten percent of the price paid for the equity securities or securities convertible or exchangeable into equity securities and ten percent of the price

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 9

paid for the debt securities by such person, in the case of a purchase of securities by other persons, the cash fee will equal four percent and in the case of a sale or purchase of assets or stock by, or a merger, acquisition, joint venture or other strategic transaction with such a person, such cash fee will equal two percent of the Total Consideration (as defined in Appendix II) paid or received by such person or its shareholders and employees.

      8. Board of Directors Representation.

The Underwriting Agreement shall provide that for a period of five years from the Effective Date, Empire Financial shall have the right to designate for election one person to the Company's Board of Directors. In the event Empire Financial elects not to exercise such right then it may designate one person to attend in person or telephonically all meetings of the Board of Director or any committee of the Board of Directors. Subject to the Company's receipt of appropriate assurances of confidentiality, such person shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. The Company shall reimburse designees of Empire Financial for their out-of pocket expenses incurred in connection with their attendance of the Company's Board of Directors meetings.

      9. Independent Contractor; No Fiduciary Duty.

      The Company acknowledges and agrees that it is a sophisticated business enterprise and that Empire Financial has been retained pursuant to this Agreement to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, Empire Financial shall act as an independent contractor, and any duties of Empire Financial arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

      10. Beneficiaries.

      This Agreement shall inure to the sole and exclusive benefit of Empire Financial and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon Empire Financial and the Company.

      11. Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed and to be wholly performed

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 10

therein without giving effects to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a court in the State of Florida.

      12. Amendments.

      This Agreement may be modified or amended, or its provisions waived, only by an instrument in writing signed by the person or persons against whom enforcement of this modification, amendment or waiver is sought.

      13. No Commitment.

      This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of Empire Financial or any affiliate to purchase or to sell any securities or to provide any financing and does not ensure the successful arrangement or completion of the Offering or any Other Transaction.

      14. Finders.

      The Company has advised Empire Financial that no finder was used in connection with the Offering.

      15. Entire Agreement.

      This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

      16. Severability.

      If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of this Agreement shall be severable.

         17. Headings.

      The descriptive headings of the paragraphs, subparagraphs and Appendixes of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 11

      18. Failure or Delay; No Waiver.

      It is understood and agreed that failure or delay by either the Company or Empire Financial in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

      19. Waiver of Trial by Jury.

      EACH OF EMPIRE FINANCIAL AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

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Gerald C. Parker Cirilium Holdings, Inc.
May 27, 2004
Page 12

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Company.

Very truly yours,

Confirmed and accepted as of
this 27th day of May 2004

EMPIRE FINANCIAL GROUP, INC.                    CIRILIUM HOLDINGS, INC.


By: /s/ Donald A. Wojnowski, Jr.                By: /s/ Gerald C. Parker
   -----------------------------------             --------------------------
   Donald A. Wojnowski, Jr., President             Gerald C. Parker, Chairman

APPENDIX I

      The Company agrees to indemnify and hold harmless Empire Financial and its affiliates (as defined in Rule 405 under Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Empire Financial and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Empire Financial of the services contemplated by or the engagement of Empire Financial pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Empire Financial's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Empire Financial pursuant to, or the performance by Empire Financial of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Empire Financial's willful misconduct or gross negligence.

      Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advise of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advise of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying

Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of the one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

      If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Empire Financial on the other hand, of the Offering (or Other Transactions) as contemplated whether or not the Offering (or Other Transactions) is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Empire Financial, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Empire Financial of the Offering (or Other Transactions) as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering (or Other Transactions) bear to the fees paid or to be paid to Empire Financial under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Empire Financial shall not be required to contribute any amount in excess of the amount by which fees paid Empire Financial hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Empire Financial has otherwise been required to pay.

      The Company agrees that without Empire Financial's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Empire Financial or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

      In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Empire Financial on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, Empire Financial shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should Empire Financial be required to provide testimony in any formal or informal proceeding regarding the Company.

      If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

APPENDIX II

      "Total Consideration" shall mean anything of value received (or given, as the case may be) by the Company, its security holders and its employees, including assumption of debt. Non-cash consideration shall be valued as follows:
(1) in the case of an exchange of securities in a transaction in which the number of securities of the acquirer to be received will vary in a manner designed to produce a fixed value to be received in exchange for each security of the target company, the number of securities of the target company exchanged in such transaction, shall be multiplied by the value per share specified in the agreement between the target company and the acquirer, (ii) in the case of an exchange of securities in a transaction in which the number of securities of the acquirer to be received in exchange for each security of the acquired company is fixed and the value of such securities may vary, (A) for securities traded on a national securities exchange, the average closing price of the securities for the 20 trading days ending on the fifth trading day prior to the closing of the transaction, shall be multiplied by the number of securities of the acquirer to be issued upon exchange of the target company's securities in the transaction, and (B) for securities quoted by a national quotation service, the average of the closing bid and ask prices of the securities for a period of 20 trading days ending on the fifth trading day prior to the closing of the transaction, shall be multiplied by the number of securities of the acquirer to be issued in the transactions; and (iii) for any other securities, the value shall be reasonably determined by Empire Financial, provided, that if such securities are promissory notes, the securities shall be valued at face value.

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